Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE

July 13, 2016Omaha, NE

CONTACT: Chad Daffer, Andy Grier,

or Craig Allen

800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF THE ARBORETUM

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) announced today that on June 20, 2016 it sold the Arboretum, a senior citizen apartment property, held in its MF Property portfolio, located in Omaha, Nebraska for $30.2 million.  ATAX will realize a gross gain of approximately $12.4 million, before direct and indirect expenses to be recognized, in the second quarter 2016.

In 2011, ATAX purchased the Arboretum, a distressed 145-unit age-restricted condominium property with an occupancy rate of approximately 76%.  Its residents paid an “entrance fee” entitling them to a lower monthly rental rate and for related services.  This “entrance fee” directly contributed to the low occupancy rate and, from the onset, ATAX actively utilized and managed the resources of Burlington Capital’s full service Real Estate Platform (the “Platform”) to transform the demographics and economics of the Arboretum.

The Platform consists of property management, construction management and monitoring and marketing.  ATAX actively managed the use of these services throughout the period of its ownership of the Arboretum and the economic results have been transformational.  Prior to sale of the Arboretum in June 2016, ATAX had increased the occupancy to approximately 98%, had eliminated the “entrance fee” concept of leasing, had leased the units utilizing a “market rate” concept, and had a waiting list of potential residents.

“In 2011, ATAX purchased the Arboretum that was fundamentally sound but had some challenges that needed to be addressed,” said Chad Daffer, Chief Executive Officer of ATAX.  “We viewed the Arboretum as an opportunistic investment and through the use of our Platform we have been able to reposition and exit this asset at its highest and best use.  We remain focused on delivering results to our unitholders and the Arboretum sale is no exception.  Our unitholders are the big winners of this transaction as we will continue to “fine tune” our strategic approach to our core business.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.